Exhibit 99.2

Frequently Asked Questions Regarding

Revised Best Estimate of Expected Losses Associated with the 2017/2018 Wildfire/Mudslide Events and the SED Agreement

1.	How do you reconcile this charge with the cumulative charge through the end of Q2?
Cumulative Income Statement Impacts ($ in Millions)	June 30, 2021	Sept 30, 2021	Difference (3Q21 Charge)
Cumulative charge for wildfire-related claims	6,198	7,463	1,265
Total expected insurance recoveries	(2,000)	(2,000)	–
Cumulative expected revenue from FERC customers	(233)	(300)	(67)
Total cumulative pre-tax charge	3,965	5,163	1,198
Cumulative income tax benefit	(1,109)	(1,413)	(304)
Total cumulative after-tax charge	2,856	3,750	894

The following table represents the changes in accrued estimated losses for the 2017/2018 Wildfire/Mudslide Events that will be recorded:

(in millions)
Total accrued estimated losses at June 30, 2021	$1,531
Amounts paid under settlements executed through June 30, 2021	(141)
Estimated losses at June 30, 2021	$1,390
Increase in accrued estimated losses to reflect best estimate	1,265
Amounts paid or agreed to be paid under settlements executed between June 30, 2021, and September 30, 2021	(483)
Best estimate of expected losses for remaining alleged and potential claims at September 30, 2021[1]	$2,172
1.	After giving effect to approximately $84 million in fixed payments due under settlements executed before September 30, 2021, but not paid at September 30, 2021, which are reflected as current liabilities on the balance sheet as of September 30, 2021.

2.	What incremental information did SCE obtain from the ongoing settlement process that caused this revision to the estimated liability? Also, can you say whether most of the increase relates to Thomas and Koenigstein Fires, and Montecito Mudslides (TKM) or Woolsey?
●	The factors considered when adjusting the reserve include, among others, claims information from individual plaintiffs, and remaining public entities across these events, and updated experience and information regarding settlements of these and other wildfire events.
●	As SCE moved further along the litigation/settlement paths, SCE gained additional information that was helpful in refining the best estimate.
●	As a result of the settlement protocols in both Woolsey and TKM, the settlement process increased in pace and provided significant experience with different types of claims.
●	We are not breaking down the components of the estimates. The estimates for all outstanding losses were adjusted based, in part, on the settlements accomplished in both Woolsey and TKM.

3.	Can you provide additional information about the scope of the SED Agreement?
●	The SED Agreement, and all financial obligations under the agreement, globally resolve SED’s investigations into SCE’s conduct associated with the 2017 Thomas Fire (including the Anlauf ignition, Koenigstein ignition, and debris flow), the 2018 Woolsey Fire, and three other 2017 fires (Liberty, Rye and Meyers).
●	The SED Agreement is for aggregate costs of $550 million:
–	$110 million fine to be paid to the State of California General Fund
–	$65 million of shareholder-funded safety measures
–	$375 million disallowance resulting from SCE’s agreement to permanently waive its right to seek cost recovery of this amount in CPUC-jurisdictional rates for third-party uninsured claims payments

4.	SCE was not alleged to be criminally liable in the TKM and Woolsey wildfires. What is the basis for the enforcement action?
●	The Safety and Enforcement Division of the CPUC is charged with enforcing compliance with relevant laws and the CPUC’s rules, orders, and decisions. SED is also responsible for investigating utility incidents, including fires, and can recommend fines and penalties to the CPUC through enforcement actions if SED concludes, based on its investigation, that the utility violated relevant rules or regulations.
●	Here, SCE is voluntarily agreeing to pay a fine and implement other remedies as part of a settlement in lieu of SED pursuing other enforcement activities.
●	The CPUC’s regulation and enforcement of its orders are separate from actions that could theoretically be brought by state or federal authorities alleging criminal conduct beyond a reasonable doubt. The California Attorney General's Office has completed its investigation of the Thomas Fire and the Woolsey Fire without pursuing criminal charges.

5.	What are the next steps? When can the CPUC vote on the agreement? What happens if they deny it?
●	Upon issuance of a Draft Resolution to which the SED Agreement will be attached, the CPUC will allow for public comment. No vote on the Draft Resolution can occur within 30 days of issuance.
●	The CPUC’s Enforcement Policy permits the CPUC to approve, deny, or modify the SED Agreement. If the CPUC denies approval, the Draft Resolution will be withdrawn and the SED Agreement will be terminated. SCE and SED could attempt to renegotiate another agreement, but if they are unable to reach consensus, the CPUC may then initiate an OII where the SED can propose penalties and potentially other remedies.
●	If an Alternate Draft Resolution is issued that proposes modifications to the SED Agreement, then SCE and SED are obligated to use their best efforts to actively oppose the modifications. Should either SCE or SED be unwilling to accept any proposed modification(s), either party may terminate the SED Agreement and seek to render the Alternate Draft Resolution moot.

6.	How do you expect to fund this incremental liability? Does any of this have to be funded with additional equity issuance?
●	We continue to manage our financing plan to support our investment grade credit ratings.
●	For the current charge, we do not require additional equity content. After considering the impacts of the increased charge, we are still focused on our previously disclosed up to $1 billion of equity content for 2021.
●	The payments of the claims themselves will be financed with debt issued by SCE.

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